Exhibit 99.2

Harleysville-Nationwide Transaction
Agent “Frequently Asked Questions” & Responses

General

Q1. Why is Harleysville entering into the contemplated transactions with Nationwide?

Both Harleysville and Nationwide believe there is a strategic benefit in creating a national independent agency distribution network that will make the combined organization stronger over the long term.  Under the Nationwide umbrella, the contemplated transactions bring together two best-in-class property & casualty carriers (Harleysville and Allied) with complementary geographic marketing territories—Harleysville’s strong independent agency network, primarily east of the Mississippi, and Allied’s strong independent agency network in the Midwest and West.

Q2. What impact will the transactions have on Harleysville Life Insurance Company?

For the foreseeable future, Harleysville Life Insurance Company will continue to support our P&C operation, and its business strategy remains unchanged.

Q3. What transactions will occur under the merger agreement, and when will they be completed?

Under the terms of the agreement, Harleysville Mutual would merge directly into and become a part of Nationwide Mutual.  In addition, Harleysville Group would merge with a subsidiary of Nationwide, and, as part of that merger, Nationwide would acquire all of the outstanding publicly held shares of common stock of Harleysville Group Inc. for $60.00 per share.  The two mergers must both be approved by a number of constituencies and regulators and occur together.  After the mergers occur, Harleysville Mutual would be a part of Nationwide, and Harleysville Group and its subsidiaries would be wholly owned by Nationwide.  After the mergers, the Harleysville companies would operate along with Allied Insurance, the independent agency arm of Nationwide.  For additional details, please refer to the press release regarding this announcement.

In order to be completed, the mergers require approvals from a number of constituencies and regulators.  For instance, the policyholders of Harleysville Mutual must approve the merger between Harleysville Mutual and Nationwide, the stockholders of Harleysville Group Inc. must approve the merger of Harleysville Group with a subsidiary of Nationwide, and the Ohio Department of Insurance and the Pennsylvania Insurance Department must review and approve the transactions.

We anticipate that the mergers will be completed in the early part of 2012.

Q4. Will Michael Browne continue to play a key role after the merger?

Yes.  Michael will become President and Chief Operating Officer of Harleysville following the completion of the mergers, and looks forward to working with you as we take Harleysville to the next level of excellence.

Q5. How will the contemplated transactions affect my existing relationship with Harleysville?

It will take several months to close the transactions. Until that time, Nationwide and Harleysville will continue to operate as separate companies as we do today. For now, this means:

•                  Harleysville will continue to appoint new agents to represent us.

•                  Direct commissions and contingent commissions (if you participate) will remain the same.

•                  The same underwriters, agency relationship managers, and other Harleysville representatives will continue to support your agency.

•                  You will continue to write and process business as you do today.

Q6. How will my Harleysville policyholders be affected by these transactions?

There will be no immediate impact to policyholders.  They will continue to be served by their same Harleysville agent and Harleysville customer service representatives.  Our company will write new business and renew existing business based on our current product portfolio, and will continue to have the support of our current underwriting, claims, and risk control services.

Additionally, upon completion of the mergers, Harleysville will have even greater opportunity to focus on its long-term strategic goal—meeting the needs of its policyholders, agency partners, and employees.

For policyholders in particular, they will now be offered a broader portfolio of insurance, financial, and banking products and services.  Additionally, the policyholders will enjoy the full backing of Nationwide’s financial strength.  While Harleysville has approximately $1.3 billion of surplus, the combined companies will have approximately $13.5 billion of surplus after the merger is complete.  Moreover, Harleysville’s current A.M. Best rating is “A,” and Nationwide’s current rating is an “A+.”  Finally, the combined organization will retain the mutual insurance company structure with its focus on meeting the insurance needs of its policyholders.

In light of the mutual structure and with Nationwide’s deeper financial platform, the organization will have the ability to make greater investments in its products and resources.  This will result in more growth opportunities and in the long-term needs of the policyholders being better served and benefiting from even greater protection and financial security.  In this regard, it is worth noting that since its merger with Nationwide in 1998, Allied has expanded from 23 states to 33 states — and has tripled its direct written premium from $900 million to nearly $3.4 billion.

Q7. Will you be holding meetings with agents to provide further details on the mergers?

Yes.  We are hosting meetings throughout our operating territory for agency principals, beginning in early October, to share details and answer questions firsthand.

Q8. Will there be ongoing communication with agents between now and when the transactions close?

Yes.  We will continue to share additional information regarding the merger transactions as it becomes available to us, and we will hold meetings, as appropriate, to maintain ongoing dialogue with our agency partners.

About Nationwide/Allied

Q9. Who is Nationwide?

Based in Columbus, Ohio, Nationwide is one of the largest and strongest diversified insurance and financial services organizations in the United States. Nationwide is rated A+ by A.M. Best and employs approximately 33,000 associates across the country. Its current distribution model includes exclusive agents, independent agents and a direct channel.

Q10. Is Nationwide a mutual or a stock-based company?

Nationwide is a mutual insurance company that operates with the brands of Allied Insurance, Nationwide Agribusiness, Nationwide Bank, Nationwide Insurance, Nationwide Financial, Scottsdale Insurance, Titan Insurance, and VPI Pet Insurance.  Nationwide is not a stock-based company.

Q11. Who is Allied?

Allied is the current independent agency arm of Nationwide. Since joining Nationwide in 1998, Allied has grown from 23 states to 33 states, and tripled its direct written premium from $900 million to nearly $3.4 billion—accounting for 23% of Nationwide’s overall P&C direct written premium. Allied’s business mix is 70% personal and 30% commercial. The company operates primarily in the midwestern and western United States and partners with 4,400 independent agencies.

Q12. What products does Allied offer?

As part of Nationwide, Allied provides a full range of insurance and financial services, including: auto, motorcycle, boat, homeowners, farm, commercial, excess and surplus lines, life insurance, annuities, mortgages, mutual funds, pensions and long-term savings plans.

Q13. Does Allied have any regional offices?

Allied has regional offices in Sacramento, CA; Denver, CO; Lincoln, NE; Des Moines, IA; and Gainesville, FL—all located well outside of Harleysville’s current operating territory.

Q14. Do Nationwide/Allied share Harleysville’s same values?

Nationwide’s/Allied’s culture and values are similar to ours—an organization committed to the independent agency system and dedicated to offering customers the best personal and commercial lines protection. Its organizational philosophy aligns well with that of Harleysville—with a strong focus on providing outstanding service to agents and policyholders.

Q15. How can I learn more about Nationwide and Allied?

You can learn more by reviewing the Nationwide Fact Sheet and by visiting the companies’ websites at www.Nationwide.com and www.Alliedinsurance.com.

Marketing/Brand

Q16. Will Harleysville keep its name?

Yes.  There are no anticipated brand changes related to the terms of the transaction.

Q17. Will Harleysville remain headquartered in Harleysville, PA?

Yes.  Harleysville’s home office will serve as an integral part of the combined companies’ national, independent agency-based platform.

Q18. Will Harleysville remain committed to the independent agency distribution system?

Yes.  Harleysville’s strong, long-term commitment to the independent agency system will continue. While Harleysville will become part of the Nationwide family, it will remain a separate organization that will distribute its products and services through independent insurance agents, just as Allied does today.

Impact on Your Agency

Q19. How do these transactions benefit Harleysville agents?

Upon completion of the mergers, Harleysville agents will be representing one of the largest and strongest diversified insurance and financial services organizations in the United States. At the same time, agents will benefit from the local underwriting presence and market knowledge that has served them so well. Longer term, the combined organization will give our agents access to a more robust product portfolio, enabling them to compete more effectively for quality accounts and to expand their business through new market opportunities.

Q20. Will you consolidate Harleysville’s claims, customer service and underwriting areas with Nationwide’s P&C service operations?

Once the transactions are complete, we will work through all of the operational considerations. Our goal is to maintain the same high level of quality service you receive today, with minimal disruption.

Q21. Do you anticipate any regional realignment or underwriting changes?

We will work through all of the operational considerations upon closing, with a focus on the need to leverage the benefits of a national provider while maintaining the strong, local relationships that exist today between Harleysville’s underwriters and the agents they serve.

Q22. What impact will these transactions have on the Harleysville Agency Stock Purchase Plan (ASPP)?

The deductions for active ASPP participants will continue for this current subscription period (July 15, 2011 through January 14, 2012) and purchases of Harleysville Group stock will be made in accordance with the ASPP on January 14, 2012.  As always, the purchase price, as set forth in the ASPP, will be 90% of the fair market value of the stock on the last trading day of the subscription period.  If the transactions are not completed before January 14, 2012, we will not start a new subscription period under the ASPP for the period from January 15, 2012 through July 14, 2012.

The merger agreement contains a few provisions related to the ASPP.  If the transactions close before the current subscription period ends, the Harleysville Group Board will take actions necessary to move up the end of the current subscription period to the trading date immediately preceding the closing date.  At that time, the ASPP share purchases will occur, and your account will be credited with the applicable share purchases, in advance of the closing, and you will receive “Merger Consideration” for such shares.  The Harleysville Board of Directors will take the actions necessary to terminate the ASPP effective as of the closing of the Harleysville Group merger transaction.

If an agent would like to discontinue his or her participation in the ASPP before the end of this subscription period, the normal process of informing the company, in writing, must be followed.  In such situation, the agent will receive in cash, without interest, any contributions made for this current subscription period prior to the withdrawal date.

There are two ways an agent can make contributions under the ASPP for the current period.  One way was for the agent to sign up for this subscription period during the July 2011 enrollment period and establish a percentage of ongoing commissions to be deducted and placed in an ASPP account.  Under the provisions of the ASPP, no current participant can change his or her commission deduction amount for the current subscription period that is already in progress.  A second way for the agent to participate is to make a lump sum contribution to his or her ASPP account.  For the current subscription period, any such lump sum contribution must be made by no later than December 1, 2011. If an agent is already participating in the ASPP for this current subscription period, the combined total of the commission deductions and the lump sum contribution can be as much as $12,500. If not, the limit on such lump sum contribution is $6,000. In either event, the minimum lump sum contribution is $1,000. Any such lump sum contribution must be accompanied by a supplemental Subscription Agreement.

More Questions?

Questions or comments can be sent to AskMichaelBrowne@harleysvillegroup.com, or directed to Brian Flemming, vice president of marketing and agency relations, at 1.800.523.6344, ext. 8587 or 215.513.8587.

This communication may be deemed to be solicitation material in respect of the proposed transactions between Harleysville and Nationwide. In connection with the proposed transactions, a proxy statement of Harleysville Group Inc. and other materials will be filed with the SEC. WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLEYSVILLE GROUP INC. AND THE PROPOSED TRANSACTIONS.  Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Harleysville Group Inc. on the SEC’s website at http://www.sec.gov Free copies of Harleysville Group Inc.’s SEC filings are also available from Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Mark R. Cummins, Executive Vice President, Chief Investment Officer & Treasurer.

Issued Oct. 11, 2011